      As Filed with the Securities and Exchange Commission on May 27, 1999
                                                      Registration No. 333-74083


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       SHARED TECHNOLOGIES CELLULAR, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   06-1381411
                      (IRS Employer Identification Number)

                  100 Great Meadow Road, Wethersfield, CT 06109
                                 (860) 258-2100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                                     ------------

                               Anthony D. Autorino
                      Chairman and Chief Executive Officer
                       Shared Technologies Cellular, Inc.
                              100 Great Meadow Road
                             Wethersfield, CT 06109
                                 (860) 258-2500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


      The Commission is Requested to Send Copies of All Communications to:
                            Jeffrey A. Clopeck, Esq.
                             Day, Berry & Howard LLP
                               260 Franklin Street
                                Boston, MA 02110
                                 (617) 345-4600

         Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       SHARED TECHNOLOGIES CELLULAR, INC.
                        4,980,000 SHARES OF COMMON STOCK


THE COMPANY                                      THE TRADING SYMBOL

Shared Technologies Cellular, Inc.               Nasdaq SmallCap Market -- STCL

                                  THE OFFERING

         This prospectus relates to 4,980,000 shares of our common stock that certain of our stockholders may occasionally sell. This prospectus covers only the reoffer and resale of up to 4,980,000 shares of our common stock by the selling stockholders, after the selling stockholders:

                  - convert their shares of our Series C convertible preferred stock into shares of our common stock,

                  - exercise their warrants to purchase shares of our common stock, or

                  - convert their 5% convertible notes into shares of our common stock.

         We will not receive any of the proceeds from the shares sold by the selling stockholders.



INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGES 3 - 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   The date of this prospectus is May 27, 1999

                                TABLE OF CONTENTS

                                          Page

About This Prospectus..................    1
Where You Can Find More
Information............................    1
Shared Technologies Cellular...........    2
Risk Factors...........................    3
Special Note Regarding Forward-
Looking Statements.....................    8
Use of Proceeds........................    9
Selling Stockholders...................    9
Plan of Distribution...................   16
Transfer Agent.........................   18
Legal Matters..........................   18
Experts................................   18
Recent Developments....................   18

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC; it provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

         We are complying with the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. To see more detail, you should read the exhibits filed with this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "STCL". Reports and other information about Shared Technologies Cellular may be inspected at the office of the National Association of Securities Dealers, Inc., at 1731 K Street, N.W., Washington, D.C. 20001.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 15 or 15(d) of the Securities Exchange Act of 1934 until this offering terminates:


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                                      - 2 -

         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by our Form 10-K/A No. 1 filed with the SEC on April 30, 1999 and our Form 10-K/A No. 2 filed with the SEC on May 21, 1999.

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         (3) Our Current Report on Form 8-K dated February 11, 1999, containing a description of the private sale of our Series C convertible preferred stock.

         (4) Our Proxy Statement in connection with our 1999 Annual Meeting of Stockholders.

         (5) The description of our common stock contained in our registration statement on Form 8-A filed December 20, 1994 and April 19, 1995.

         (6) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (1) above.

         You can request copies of these filings at no cost by contacting our Director of Investor Relations, Wayne Sassano, in writing at 100 Great Meadow Road, Wethersfield, Connecticut 06109, or by phone at (860) 258-2441.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN, OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATION. ALL INFORMATION IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE MAY BE CHANGES IN THE AFFAIRS OF SHARED TECHNOLOGIES CELLULAR AFTER THE DELIVERY OF THIS PROSPECTUS OR THE SALE OF ANY COMMON STOCK. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                          SHARED TECHNOLOGIES CELLULAR

         Shared Technologies Cellular is a Delaware corporation, incorporated in 1989. We provide national cellular rental and prepaid services in most of the United States. We also provide cellular activation services in over 690 cellular geographical service areas at a variety of retail and commercial outlets, automobile dealers and mail order distribution companies. We also act as a reseller or agent for wireless communications carriers and, in that capacity, we can offer cellular service to approximately 94% of the U.S. population. Shared Technologies Cellular rents portable cellular telephones to business and leisure travelers, the press, attendees and participants at conventions and sporting events and government agencies. We also sell, install and provide airtime services for cellular customers, and we support the activation, customer service and collection services for national prepaid (debit) cellular service operations. We are located at 100 Great Meadow Road, Wethersfield, Connecticut 06109 and can be reached at (860) 258-2500.

                                  RISK FACTORS

         The securities offered in this prospectus are highly speculative. When contemplating an investment in the common stock, you should carefully consider the matters set forth in this section of the prospectus, in addition to the other information contained or incorporated by reference in this prospectus.

         The following risk factors, and others, are discussed in more detail below:

         -        our history of financial losses,

         - our dependence on relationships with certain unrelated parties,

         -        the general uncertainty of the cellular market,

         -        the fluctuating price of cellular services,

         -        competition in the cellular market,

         -        expansion uncertainties,

         -        acquisition risks, and

         -        the dilutive effect of our convertible securities.

WE HAVE HAD A HISTORY OF LOSSES.

         Since 1989, we have generally experienced continuing losses. Our net losses for 1998, 1997, 1996 and 1995 were $11,646,000, $3,695,000, $8,796,000 and $2,848,000, respectively.

WE DEPEND ON KEY RELATIONSHIPS, THE LOSS OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We depend on our relationships with certain, major car rental companies. Our work with those car rental companies accounted for approximately 40%, 57% and 38% of our revenues during 1996, 1997 and 1998. In some cases, our agreements with those companies may be terminated on relatively short notice. In 1998, we also earned a substantial part of our revenues from our relationship with Thorn Americas, through which we provided debit (i.e. prepaid) cellular services to cellular customers. Our relationship with Thorn Americas ended in November, 1998. In 1996, 1997 and 1998, this relationship accounted for 6%, 26% and 12% of our revenues. Recently, we expanded our debit operations to other national distribution channels, including a recently formed alliance with MCI WorldCom. Although we continue to develop additional relationships for the distribution of our debit cellular services, we are presently largely dependent on the success of our alliance with MCI WorldCom.



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                                      - 4 -

OUR GROWTH IN THE CELLULAR MARKETPLACE IS UNCERTAIN.

         The market for cellular communications products and services has grown substantially in recent years, but we cannot assure that growth will continue at the same rate. In addition, the debit (i.e. prepaid) cellular services business is a relatively new market venture, and our ability to profit and grow within that new market is uncertain.

THE PRICE OF CELLULAR SERVICES MAY DECREASE, AFFECTING PROFITABILITY.

         The price of cellular services may decrease, as new wireless technologies are developed to compete with traditional cellular telephony. If the price of cellular service decreases, then our profitability may also decrease.

OUR INDUSTRY IS SUBJECT TO INTENSE COMPETITION AND RAPID TECHNOLOGY CHANGE.

         The cellular communications industry is highly competitive. Competitive factors include:

                  -        price,

                  -        customer service,

                  -        geographical coverage, and

                  -        the ability to increase revenues through marketing.

Our short-term, portable service competes with regional and national cellular service companies. Some regional and national cellular service companies have substantially more experience and greater financial, technical and other resources than Shared Technologies Cellular. In the agency and activation business, we face competition from other resellers, mass merchants, carriers and agents, many of which may have substantially more experience and greater financial, marketing, technical and other resources than Shared Technologies Cellular. Any competition may have a material adverse impact on our results of operations. In addition, there are a significant number of wireless technologies currently under development in the marketplace. Those technological advances may have a material adverse effect on our business.

UNCERTAINTY OF GOVERNMENT REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

         From time to time, federal and state legislators and regulators propose legislation or regulations affecting the telecommunications industry that could beneficially or adversely affect Shared Technologies Cellular. Any such legislation or regulation, if adopted, could have a material adverse impact on our operations.

WE MAY BE UNABLE TO ACHIEVE AND MANAGE PLANNED EXPANSION.

         Our future success and continued growth may depend on our ability to expand our operations. Expansion would depend on:



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                                     - 5 -

                  - our ability to hire, train, retain and assimilate competent management and other employees;

                  -        the adequacy of our financial resources;

                  - our ability to identify new markets in which we can successfully compete; and

                  - our ability to adapt management, information and other systems to accommodate expanded operations.

In addition, we may enter new markets in which we have no prior operating experience. We cannot assure that we will be able to achieve any planned expansion or that it will be profitable. Any expansion will place increasing pressure on our management controls. The failure to successfully manage any planned expansion would adversely affect our business. We cannot guarantee that expansion will lead to profitability.

FUTURE ACQUISITIONS MAY INVOLVE INTEGRATION ISSUES THAT COULD ADVERSELY AFFECT OUR OPERATIONS

         Our past growth relied heavily on, and our future growth strategy may include, acquisitions. We cannot assure that we will be able to:

                  - successfully identify suitable acquisition candidates,

                  -        complete any acquisitions,

                  - integrate acquired operations into existing operations, or

                  -        expand into new markets.

Acquisitions could have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the acquisitions, while we attempt to integrate operations of the acquired businesses into our operations. Once integrated, acquired operations may not achieve profitability.

OUR GROWTH WILL REQUIRE SIGNIFICANT CAPITAL.

         We will need significant capital for:

                  -        future expansions through acquisitions,

                  -        development of new products, and

                  -        growth of existing operations.

To date, we have financed our expansion substantially through (1) the sale of equity and (2) debt financing. We cannot assure that we will obtain future financing at favorable terms, if at all. Without sufficient financing, we will be unable to pursue our growth strategy, which will have a material adverse effect on our ability to increase our revenues.

OUR STOCK PRICE HAS FLUCTUATED.

         The market price of our common stock has fluctuated since our initial public offering in April of 1995 and may continue to fluctuate in the future. Our common stock is traded on the Nasdaq SmallCap Market, which has experienced, and is likely to continue to experience, significant price and volume fluctuations that could adversely affect the market price of our common stock, even if our operating performance is strong. We believe factors such as quarterly fluctuations in financial results and announcements of new technologies may cause the market price of our common stock to vary, perhaps substantially. These factors, as well as general economic conditions over which we have no control (such as recessions or high interest rates), may adversely affect the market price of our common stock.

WE MAY BE UNABLE TO ATTRACT AND RETAIN MANAGEMENT PERSONNEL.

         Our future performance depends on the continued contributions of certain key management personnel, including Anthony D. Autorino. Mr. Autorino is our Chairman and Chief Executive Officer and is also a significant stockholder in Shared Technologies Cellular. We do not know if we will be able to retain any key members of management, or if they will be able to successfully manage our existing operations or achieve our expansion plans. Our ability to grow and earn revenues also depends on our uncertain ability to attract and retain other management personnel.

OUR STOCKHOLDERS SHOULD NOT EXPECT DIVIDENDS.

         Shared Technologies Cellular has never paid dividends to its stockholders and does not plan to pay dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

THE CONVERSION OF OUR CONVERTIBLE SECURITIES COULD BE DILUTIVE.

         To the extent that the market value of the common stock at the time of the conversion of the Series C convertible preferred stock, exercise of the warrants or conversion of the 5% convertible notes is greater than the conversion price then in effect, or the exercise price of the warrants, then the holders of common stock may suffer dilution in the value of their equity as a result of the conversion of the Series C convertible preferred stock, exercise of the warrants, or conversion of the 5% convertible notes.

         As discussed below under the caption "The Selling Stockholders", the conversion price of the Series C convertible preferred stock is equal to the lesser of $7.00 and a variable conversion price, which is determined based upon the market price of the common stock during a specified period immediately prior to the conversion date. As a result of this variable conversion price feature, the lower the market price of the common stock below $7.00 at the time of the conversion, the more shares of common stock that are issuable to the holder of the Series C convertible preferred stock upon such conversion, subject to a conversion limitation allocation amount described below under the caption "The Selling Stockholders".

         The issuance of the maximum number of shares of common stock upon conversion of the Series C convertible preferred stock, exercise of the warrants and conversion of the 5% convertible notes would substantially dilute the voting power of the existing holders of the common stock. The Company can give no assurance as to whether the holders of the common stock issued upon conversion of the Series C convertible preferred stock, exercise of the warrants or conversion of the 5% convertible notes would exercise their voting rights in a manner consistent with the current holders of the outstanding common stock.

THE SALE OF COMMON STOCK UPON CONVERSION MAY EFFECT THE MARKET PRICE OF THE COMMON STOCK.

         To the extent the holders of the Series C convertible preferred stock sell the shares of common stock issued to them upon conversion, the additional shares of common stock in the market may have the effect of decreasing the market price for the common stock. If the market price of the common stock was less than $7.00 per share at the time of the conversion, any further decrease in the market price of the common stock could enable the holders of the Series C convertible preferred stock to convert such stock into a greater number of shares of common stock due to the variable conversion price feature of the Series C convertible preferred stock, the sales of which in the market could have the effect of further depressing the market price of the common stock. Any such downward pressure on the market price of the common stock due to the conversion of the Series C convertible preferred stock and sale of the common stock issued upon such conversion could encourage short sales by the holders of the Series C convertible preferred stock or others. Any such short sales could place further downward pressure on the market price of the common stock.

THE ISSUANCE OF ADDITIONAL PREFERRED STOCK COULD AFFECT THE VALUE OF OUR COMMON STOCK.

         Shared Technologies Cellular's Restated Certificate of Incorporation, as amended, contains certain provisions that could delay, defer or prevent a change in control of Shared Technologies Cellular, which could adversely affect the market price of the common stock. These provisions allow us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. We may issue additional preferred stock in one or more series, and the board of directors, without further action by holders of common stock, may determine the terms of the preferred stock at the time of its issuance. Holders of preferred stock may enjoy:

                  -        voting rights,

                  -        preferences as to dividends and liquidation, and

                  -        conversion and redemption rights.

The issuance of preferred stock could adversely affect the rights of the holders of common stock and, in the case of convertible preferred stock such as the Series C convertible preferred stock, may have the effect of diluting the current stockholders' interest in Shared Technologies Cellular upon conversion, and therefore, could reduce the value of the common stock.

FUTURE SALES OF COMMON STOCK COULD BE FURTHER DILUTIVE.

         Our board of directors may, without stockholder approval, issue all or part of any authorized but unissued shares of common stock. Any such issuance would dilute the stockholders' percentage of ownership interest and may dilute the book value of the common stock. In addition, holders of warrants and stock options may exercise their warrants or options at a time when we would otherwise be able to obtain additional capital on terms more favorable to us.

YEAR 2000 ISSUES COULD DISRUPT OUR OPERATIONS.

         We have conducted a review of our computer systems and believe that the majority of our systems are properly adapted to avoid a Year 2000 problem. We believe that all of our computer systems will be Year 2000 compliant by July 1999. We are currently working with outside vendors to obtain assurance that they are Year 2000 compliant. However, we cannot assure that all of our vendors, including carriers, will achieve compliance on a timely basis. Noncompliance by vendors could result in a material adverse effect on our operations. We have not developed any contingency plan to address the possibility of vendor-related Year 2000 problems.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates certain forward-looking statements, including statements containing the words "believes", "anticipates", "expects" and other, similar words. You should be aware that those forward-looking statements involve known and unknown risks and uncertainties which may cause:

         -        the actual results,

         -        our financial condition,

         -        our performance,

         -        our achievements, or

         -        industry results

to be worse than the future results, performance or achievements stated in, or implied by, those forward-looking statements.

         Do not rely on any forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. We assume no obligation to update any forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS

         Shared Technologies Cellular will not receive proceeds from the sale of common stock by the selling stockholders (other than the price payable upon exercise of the warrants held by certain of the selling stockholders). We expect to incur about $52,750 in expenses for filing, listing, legal, accounting and miscellaneous fees and expenses in connection with this offering. We will not pay for commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel for the selling stockholders. See "Selling Stockholders" and "Plan of Distribution" below.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale of common stock owned by each of the selling stockholders (after such person becomes a holder of common stock).

         The selling stockholders will hold common stock issued upon conversion of Series C convertible preferred stock, exercise of the warrants issued in connection with the issuance of the Series C convertible preferred stock, or conversion of our 5% convertible notes. Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell shares of common stock that may be issued to prevent dilution resulting from stock splits and stock dividends. In addition, certain of the selling stockholders may also offer and sell shares of common stock issued as payment of liquidated damages upon certain events of default.

         The registration of 4,500,000 of the shares of common stock offered for resale is pursuant to a registration rights agreement dated January 28, 1999, entered into in connection with the original issuance of the Series C convertible preferred stock and the warrants. The Series C convertible preferred stock and the warrants were issued to certain of the selling stockholders pursuant to a securities purchase agreement dated January 28, 1999 among Shared Technologies Cellular and such selling stockholders. In exchange for total consideration of $15 million, we issued (a) an aggregate of 15,000 shares of Series C convertible preferred stock and (b) warrants to purchase a total of 300,000 shares of common stock to certain of the selling stockholders. Each share of Series C convertible preferred stock is convertible at any time by the holder into shares of common stock in accordance with the following formula:

               Number of Shares of         =   Stated Value plus Accrued Premium
               Common Stock Issuable           ---------------------------------
                                                        Conversion Price

The stated value is equal to $1,000.00 per share. The premium is equal to 6% per annum of the stated value, accruing from the date of issuance of the Series C convertible preferred stock through and including the date of conversion, and is payable in common stock or cash, at the option of Shared Technologies Cellular (subject to certain conditions), upon conversion. The conversion price is equal to the lesser of $7.00 and the variable conversion price. The variable conversion price is equal to the average of the lowest closing bid prices for the common stock on any five (5) consecutive trading days during the period of fifteen (15) trading days immediately prior to the conversion date. If the common stock trades above $11.00 per share (subject to adjustment upon the occurrence of certain events, including but not limited to a stock split or dividend or a merger or consolidation of Shared Technologies Cellular) for ten (10) consecutive days, and if at all times during such period certain additional conditions are satisfied, the conversion price will be equal to $7.00 thereafter.

         The registration of 480,000 of the shares of common stock offered for resale is pursuant to the terms of certain 5% convertible notes issued by Shared Technologies Cellular to nine of the selling stockholders in a private offering in May, 1998. In this offering, we issued an aggregate principal amount of $2,400,000 of 5% convertible notes, which notes are convertible into common stock at an initial conversion price of $5.00 per share, subject to adjustment.

         The number of shares of common stock issuable upon conversion of the Series C convertible preferred stock may fluctuate from time to time due to the variable conversion price feature of the Series C convertible preferred stock and to the accrued premium which may be payable at the option of Shared Technologies Cellular in common stock or cash. Therefore, pursuant to the registration rights agreement, we are required to register for resale at least 4,500,000 shares of common stock issuable upon the conversion of the Series C convertible preferred stock and exercise of the warrants. Subject to a stockholder approval requirement described below, there are currently 2,181,957 shares of common stock issuable upon conversion of the 15,000 shares of Series C convertible preferred stock held by the selling stockholders, including shares issuable in respect of the accrued premium through the date of this prospectus, and 300,000 shares of common stock issuable upon exercise of the warrants held by the selling stockholders. The number of shares covered by this prospectus, therefore, represents (1) approximately 181.31% of the shares currently issuable to those selling stockholders who hold Series C convertible preferred stock and warrants, including shares issuable in respect of the accrued premium, and (2) 100% of the shares currently issuable to those selling stockholders who hold 5% convertible notes. However, until we obtain stockholder approval, the number of shares of common stock issued to the selling stockholders upon conversion of their Series C convertible preferred stock or exercise of their warrants may not exceed 19.99% of number of shares of common stock outstanding on February 5, 1999, or 1,512,661 shares. We have agreed to seek such stockholder approval at the next meeting of our stockholders.

         The number of shares of common stock issuable upon conversion of all outstanding shares of Series C convertible preferred stock is subject to a cap, and may not exceed the following amounts during the periods specified, subject to certain adjustments:

                                                                 Conversion
                  Period                                        Limit Amount

During the 1st Year Following the Issue Date                      3,975,000
During the 2nd Year Following the Issue Date                      4,200,000
During the 3rd Year Following the Issue Date                      4,425,000
During the 4th Year Following the Issue Date                      4,650,000


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                                     - 11 -

         Following the 4th Anniversary of the Issue Date 4,875,000

         No purchaser of the Series C convertible preferred stock may be issued, upon conversion of such stock, shares of common stock in an amount greater than the product of (i) the applicable conversion limit amount times (ii) a fraction, the numerator of which is the number of shares of Series C convertible preferred stock issued to such purchaser pursuant to the securities purchase agreement and the denominator of which is the aggregate amount of all of the shares of Series C convertible preferred stock issued to the purchasers pursuant to the securities purchase agreement, subject to certain adjustments.

         The maximum number of shares of common stock that could be issuable upon conversion of all of the outstanding Series C convertible preferred stock following the fourth anniversary of the issue date and exercise of all of the outstanding warrants, assuming election by the Company to issue common stock in lieu of cash in payment of the accrued premium, would be 5,175,000 shares, which would represent 40.19% of the total of (i) the number of outstanding shares of common stock on the date of this prospectus, plus (ii) the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock and exercise of the warrants.

         An additional provision of the Series C convertible preferred stock would, if satisfied, eliminate the variable conversion price feature and fix the conversion price at $7.00 at all times thereafter. If:

         - the closing bid price for the common stock is greater than $11.00 for ten consecutive trading days, and

         - at all times during such period (x) the registration statement of which this prospectus is a part is effective and available to the holders of the Series C convertible preferred stock and warrants for the sale of all of the shares of common stock into which the Series C convertible preferred stock and warrants then outstanding are convertible or exercisable, or such shares may then be sold under Rule 144(k) promulgated by the SEC, (y) the common stock is then listed on the Nasdaq SmallCap Market, the Nasdaq National Market System or the New York Stock Exchange, and

         - trading in the common stock has not been suspended by the principal market on which the common stock is traded,

then the conversion price thereafter will be fixed at $7.00 per share (subject to antidilution adjustments in the event of a stock split, stock dividend and similar events). If the conversion price were to be fixed at $7.00 per share, then the maximum number of shares of common stock that could be issuable upon conversion of all of the outstanding Series C convertible preferred stock on the fifth anniversary of the issue date, when all Series C convertible preferred stock then outstanding will be automatically converted into common stock, assuming election by the Company to issue common stock in lieu of cash in payment of the accrued premium, would be 3,085,714 shares, which would represent 28.61% of the total of (i) the number of outstanding shares of common stock on the date of this prospectus plus (ii) the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock and exercise of the warrants.

         As mentioned above, subject to compliance by the Company with certain conditions such as maintaining the listing of its common stock on Nasdaq or a national securities exchange and other conditions, upon conversion of the Series C convertible preferred stock the Company has the option to pay the accrued premium in cash or shares of common stock. In deciding whether to pay the accrued premium in cash or common stock, the Company would consider the conversion price at the time of the conversion in relation to the market price of the common stock at that time and the dilutive effect to the holders of the outstanding common stock if the premium was to be paid in shares of common stock, as well as the Company's cash availability at the time of the conversion and its other needs for cash at that time. As of the date of this prospectus the conversion price was $7.00. The last reported sale price of the common stock on the Nasdaq SmallCap Market on the day before the date of this prospectus was $8.25 per share.

         The Company has accounted for the 6% premium as a preferred stock dividend. The Company has valued the warrants at $75,000 in the aggregate and has treated this value as a discount to the Series C preferred stock, which is being accreted as a preferred stock dividend over the five-year term of the warrants.

         Messrs. Ajit G. Hutheesing and Nicholas E. Sinacori, members of our board of directors, also serve as principals of International Capital Partners, Inc., whose profit sharing plan is one of the selling stockholders. Mr. Hutheesing was also a director of a former affiliate of ours, Shared Technologies Fairchild, Inc., until March, 1998. Herbert L. Oakes, Jr., a trustee of Oakes Fitzwilliams Executive Death Benefit & Retirement Scheme, which is also a selling stockholder, was a director of Shared Technologies Fairchild, until March, 1996. None of the other selling stockholders has held any position or office or had any other material relationship with Shared Technologies Cellular or any of its predecessors or affiliates in the last three years.

         The following table lists:

         -        the name of each selling stockholder,

         - the number of shares of common stock beneficially owned by each selling stockholder before this offering,

         - the number of shares of common stock that may be offered by each selling stockholder pursuant to this prospectus,

         - the number of shares of common stock to be beneficially owned by each Selling Stockholder upon completion of the offering if all shares registered hereby are sold and

         - the percentage of common stock to be beneficially owned by each Selling Stockholder after completion of the offering if all shares registered hereby are sold.

The information below is as of the date of this prospectus and is to the best of the Company's knowledge. The amounts in columns 2 and 3, for those selling stockholders who own Series C convertible preferred stock and warrants, assume that the stockholder approval described above is obtained.


                                                                            Number of Shares     Percentage to be
                                  Number of Shares     Number of Shares     to be Owned upon        Owned upon
  Name of Selling Stockholder       Owned before          that may be         Completion of       Completion of
                                    this Offering           Offered             Offering             Offering
--------------------------------------------------------------------------------------------------------------------
Marshall Capital                       1,500,000            1,500,000              -0-                 -0-
Management, Inc. (1)

Marcuard Cook & Cie S.A. (1)             510,000              510,000              -0-                 -0-

Eagle & Dominion Euro American            66,000               66,000              -0-                 -0-
Growth Fund Ltd. (1)

Eagle & Dominion Euro American            18,000               18,000              -0-                 -0-
Growth Fund L.P. (1)

Meinl Bank (1)                           315,000              315,000              -0-                 -0-

Trower FT (1)                             15,000               15,000              -0-                 -0-

AAGC ABN AMRO Bank NV (1)                300,000              300,000              -0-                 -0-

Lupton Estates Ltd. (1)                  388,400  (2)         332,400            56,000                 *

Dulville Limited (1)                   1,473,065  (3)         332,400         1,140,665                8.4%

Rea Brothers (Guernsey) Limited          126,000              126,000              -0-                 -0-
(1)

NCL Investments Ltd                       75,000               75,000              -0-                 -0-

Thornhill Investment Management
Limited                                   60,000               60,000              -0-                 -0-

Oakes Fitzwilliams Executive              75,501  (4)           7,500            68,001                 *
Death Benefit & Retirement
Scheme (1)

The Trident North Atlantic Fund           21,000               21,000              -0-                 -0-
(1)

                                                                            Number of Shares     Percentage to be
                                  Number of Shares     Number of Shares     to be Owned upon        Owned upon
  Name of Selling Stockholder       Owned before          that may be         Completion of       Completion of
                                    this Offering           Offered             Offering             Offering
--------------------------------------------------------------------------------------------------------------------
Bellhaven Investments Ltd. (1)             8,400                8,400              -0-                 -0-

Eagle & Dominion Asset                     6,000                6,000              -0-                 -0-
Management Ltd. (1)

Pequot Scout Fund, L.P. (1)              568,800 (5)          432,300            136,500                *

Ardara Investments Inc. (1)              300,000              300,000              -0-                 -0-

International Capital Partners,          854,667 (6a)         115,000(6b)        739,667 (6c)          5.6%
Inc. Profit-Sharing Trust

Joseph Grano, Jr. (7)                    200,000              200,000             - 0 -               - 0 -

E. Garrett Bewkes, III (7)                20,000               20,000             - 0 -               - 0 -

Mark B. Sutton (7)                        40,000               40,000             - 0 -               - 0 -

Alpine Spectrum Investors (7)            100,000              100,000             - 0 -               - 0 -

Steven P. Baum (7)                        40,000               40,000             - 0 -               - 0 -

Emilio Bassini                            20,000               20,000             - 0 -               - 0 -
Retirement Plan (7)

Piers Playfair                            10,000               10,000             - 0 -               - 0 -
Retirement Plan (7)

Robert Margolin (7)                       10,000               10,000             - 0 -               - 0 -

------------------------
*Less than 1%.


(1) The amounts in columns 2 and 3 represent approximately 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder. This amount is computed without regard to a provision in the terms of the Series C convertible preferred stock and the warrants applicable to some of the selling stockholders which limits such selling stockholders to not greater than 4.99% of the outstanding shares of the Company's common stock. This 4.99% limitation, however, does not prevent a selling stockholder whose shares of Series C convertible preferred stock, if fully converted into common stock, would represent greater than 4.99% of the outstanding common stock, from converting such Series C convertible preferred stock into common stock representing up to 4.99% of the outstanding common stock, selling such shares pursuant to this prospectus, and immediately converting additional shares of Series C convertible preferred stock, thus enabling the selling stockholder to sell shares representing more than 4.99% of the outstanding common stock while never holding 4.99% of the outstanding common stock at one time.

(2) Represents 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder, plus 56,000 other shares held directly.

(3) Represents 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder, plus 307,332 other shares held directly and 833,333 shares issuable upon exercise of other warrants held by such holder.

(4) Represents approximately 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder, plus 68,001 shares held by Oaks Fitzwilliams & Co. S.A., an affiliate of such holder.

(5) Represents approximately 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder plus 237,000 other shares held directly.

(6a) Includes approximately 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder plus 100% of the shares currently issuable to such holder upon conversion of 5% convertible notes. Also includes 131,667 shares of common stock, 590,000 shares issuable upon exercise of other warrants and 18,000 shares issuable upon exercise of options held by International Capital Partners, Inc., an affiliate of International Capital Partners, Inc. Profit-Sharing Trust. Does not include 10,000 shares of common stock held directly by Agit G. Hutheesing, a trustee of International Capital Partners, Inc. Profit-Sharing Trust and a principal of International Capital Partners.

(6b) Represents approximately 181.31% of the shares currently issuable to such holder upon conversion of Series C convertible preferred stock and exercise of the warrants held by such holder plus 100% of the shares currently issuable to such holder upon conversion of 5% convertible notes.

(6c) Includes 131,667 shares of common stock, 590,000 shares issuable upon exercise of other warrants and 18,000 shares issuable upon exercise of options held by International Capital Partners. Does not include 10,000 shares of common stock held directly by Agit G. Hutteesing, a trustee of International Capital Partners, Inc. Profit-Sharing Trust and a principal of International Capital Partners.

(7) The amounts in columns 2 and 3 represent 100% of the shares currently issuable to such holder upon conversion of 5% convertible notes.

                              PLAN OF DISTRIBUTION

         The selling stockholders (and their respective pledgees, successors and transferees) may offer and sell the shares of common stock covered by this prospectus from time to time, subject to certain restrictions. The selling stockholders will act independently of Shared Technologies Cellular in making decisions with respect to the timing, manner and size of each sale. Sales may be made:

                  -        in the open market

                  -        on the Nasdaq SmallCap Market

                  -        in privately negotiated transactions

                  -        in an underwritten offering or

                  -        a combination of such methods.

Such sales may be made at varying prices determined by reference to among other things:

                  -        market prices prevailing at the time of the sale

                  -        prices related to the then-prevailing market price or

                  -        negotiated prices.

Negotiated transactions may include:

                  - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

                  - ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

                  - block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

         Any selling stockholder may loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

         Distribution by the selling stockholders of the common stock covered by this prospectus may occur over an extended period of time. In effecting sales, broker-dealers hired by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In connection with the sale of common stock covered by this prospectus, underwriters or agents may receive compensation from the selling stockholders or from purchasers of the common stock, for whom they may act as agents. Their compensation may be in the form of discounts, concessions or commissions. If underwriters sell common stock to or through dealers, then the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Neither Shared Technologies Cellular nor any selling stockholder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         We are required to pay the expenses of registration, offering and sale of the shares to the public (other than underwriting discounts, commissions and expense of counsel to each selling stockholder). We are also required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

         This offering will terminate on the earlier of (1) the date on which all shares offered have been sold by the selling stockholders and (2) the date on which all of the remaining shares (in the reasonable opinion of counsel to the selling stockholders) may be immediately sold to the public without registration and without regard to the amount of shares which may be sold by any holder at a given time.

         We will advise the selling stockholders that when they are engaged in a distribution of the common stock covered by this prospectus, they will be required to comply with Regulation M under the Securities Exchange Act (as described in more detail below). We will also advise the selling stockholders that, in connection with any distribution of the common stock covered by this prospectus, they:

         - may not engage in any stabilization activity, except as permitted under the Securities Exchange Act;

         - must furnish copies of this prospectus to each broker-dealer through which the common stock covered by this prospectus may be offered; and

         - may not bid for or purchase, or induce any person to purchase, any of our securities, except as permitted under the Securities Exchange Act.

         Regulation M generally prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made to stabilize the price of a security in connection with a distribution of that security.

                                 TRANSFER AGENT

         The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                                  LEGAL MATTERS

         Day, Berry & Howard LLP, 260 Franklin Street, Boston, Massachusetts 02110 reviewed for Shared Technologies Cellular certain legal matters relating to the common stock offered by this prospectus.

                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity (deficiency) and financial statement schedule for each of the three years in the period ended December 31, 1998, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus, has been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, on the authority of that firm as experts in accounting and auditing.

                               RECENT DEVELOPMENTS

         In February, 1999 we entered into an agreement to partner with MCI WorldCom, Inc. for the retail distribution of our prepaid cellular services under the MCI WorldCom brand name, which marked a potential significant expansion in the distribution of our prepaid cellular service. All other material changes which have occurred in our affairs have been described on an Annual Report on Form 10-K, as amended, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed by us under the Securities Exchange Act of 1934.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table shows the expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee. We do not expect our expenses in connection with this offering to exceed $52,750.


                  SEC registration fee..........................................       $      11,248.58
                  Nasdaq SmallCap Market listing fee............................       $       7,500.00
                  Accounting fees and expenses..................................       $      12,000.00
                  Legal fees and expenses.......................................       $      20,000.00
                  Miscellaneous.................................................       $       2,000.00
                                                                                               --------
                        Total...................................................       $      52,748.58

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation or its stockholders for breach of the directors' fiduciary duty of care. Such a provision may not eliminate or limit the liability of a director
(1) for any breach of his or her duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL), or (4) for any transaction from which he or she derived an improper personal benefit.

         Under Section 145 of the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person was found liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought determines that despite the finding of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with that defense.

         Under Delaware law, a corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.

         Our Restated Certificate of Incorporation provides that none of our directors will be personally liable to Shared Technologies Cellular or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director by virtue of any act or omission. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL, nor does it apply with respect to any liability in which the director (i) breached his or her duty of loyalty; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

         Our Restated Certificate of Incorporation also includes the following language:

                  If the Delaware General Corporation Law ("GCL") is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

         Article NINTH of our Restated Certificate of Incorporation provides for indemnification, to the fullest extent permitted by Section 145 of the DGCL, of any of our directors, officers, employees or agents. Our Restated Certificate of Incorporation also provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, any person who acts at our request as a director, officer, employee or agent of any other business entity.

         Reference is made to the full text of our Restated Certificate of Incorporation, which is incorporated by reference into this prospectus. We also maintain a directors, officers and corporate liability insurance policy in the amount of Five Million Dollars ($5,000,000).

ITEM 11.  EXHIBITS

         4.1 Certificate of Designation of Series C convertible preferred stock, filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 11, 1999, which exhibit is incorporated herein by reference.

         4.2 Securities Purchase Agreement, filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 11, 1999, which exhibit is incorporated herein by reference.

         4.3 Registration Rights Agreement, filed as Exhibit 4.3 to our Current Report on Form 8-K dated February 11, 1999, which exhibit is incorporated herein by reference.

         4.4 Restated Certificate of Incorporation of Shared Technologies Cellular, filed as Exhibit 3.1 to our registration statement on Form SB-2 dated December 8, 1994 and hereby incorporated by reference.

         4.5 Certificates of Amendment of the Restated Certificate of Incorporation of Shared Technologies Cellular dated January 5, 1995, March 23, 1995, and September 17, 1996, filed as Exhibit
                  4.2 to our registration statement on Form S-3 filed October 28, 1997 and hereby incorporated by reference.

         4.6      Restated Bylaws of Shared Technologies Cellular, filed as
                  Exhibit 3(ii) to our Quarterly Report on Form 10-Q dated May 15, 1998 and hereby incorporated by reference.

         4.7 Form of Subscription Agreement dated May 1998 between Shared Technologies Cellular, Inc. and the Purchasers of the convertible notes, including form of Convertible Note, filed as Exhibit 4.7 to our Quarterly Report on Form 10-Q dated August 13, 1998 and hereby incorporated by reference.

         5*       Opinion of Day, Berry & Howard LLP.

         23.1     Consent of Rothstein, Kass & Company, P.C.

         23.2* Consent of Day, Berry & Howard LLP (included in Opinion filed as Exhibit 5).

         24*      Power of Attorney (included on signature page).


         ------------
         *Previously filed.

ITEM 17.  UNDERTAKINGS.

         (a)      We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price sat forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Shared Technologies Cellular of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wethersfield, State of Connecticut, on May 27, 1999.


                             SHARED TECHNOLOGIES CELLULAR, INC.

                             By:      /s/ Anthony D. Autorino
                                      Anthony D. Autorino,
                                      Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                 Title                                   Date
               ---------                                 -----                                   ----
                                          Chairman, Chief Executive Officer
                                          and Director (Principal Executive
/s/ Anthony D. Autorino                   Officer)                                           May 27, 1999
Anthony D. Autorino


                                          Director                                            May , 1999
Bruce Carswell


Thomas H. Decker*                         Director                                           May 27, 1999
Thomas H. Decker


William A. DiBella*                       Director                                           May 27, 1999
William A. DiBella

                                          Senior Vice President, Chief                       May 27, 1999
/s/Vincent DiVincenzo                     Financial Officer, Treasurer and
Vincent DiVincenzo                        Director (Principal Financial and
                                          Accounting Officer)

               Signature                                 Title                                   Date
               ---------                                 -----                                   ----
                                          Director                                            May   , 1999
Ajit G. Hutheesing


Nicholas E. Sinacori*                     Director                                            May 27, 1999
Nicholas E. Sinacori



*By /s/ Anthony D. Autorino
 Anthony D. Autorino, Attorney-in-fact